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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in the Prospectus constituting part of this Registration Statement of School Specialty, Inc. on Form S-1 of our report dated February 8, 1996, relating to the financial statements of The Re-Print Corporation, which report appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the two years ended December 31, 1995 listed as Exhibit 99.1 of this Registration Statement when such Schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the references to us under the heading "Experts" in such Prospectus.

BDO SEIDMAN, LLP

Atlanta, Georgia


June 3, 1998